UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2004

Knight-Ridder, Inc.

(Exact name of registrant as specified in its charter)

Florida	1-7553	38-0723657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 W. San Fernando Street, Suite 1500, San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 938-7700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See disclosure under Item 2.03.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 13, 2004, Knight-Ridder, Inc. (the “Company”) entered into a dealer agreement (the “Agreement”) with SunTrust Capital Markets, Inc. (“SunTrust”) relating to an existing commercial paper program of the Company. The Agreement provides the terms pursuant to which SunTrust, as Dealer, will arrange for the sale of commercial paper (“Notes”) by the Company and contains customary representations, warranties and covenants. The maturities of the Notes will vary, but may not exceed 270 days. The principal amount of outstanding Notes may not exceed $1,000,000,000. The Notes are in addition to commercial paper and other borrowings issued by the Company in the ordinary course of business as necessary to finance working capital. The Notes may be issued either at a discount or as interest bearing obligations with interest payable at maturity and will bear interest at a variable rate dependent on market conditions. The issuance and payment of the Notes will be made pursuant to an Issuing and Paying Agency Agreement dated as of June 20, 1985, between the Company and JPMorgan Chase Bank, as successor to Manufacturers Hanover Trust Company, as Issuing and Paying Agent. SunTrust participates in the Company’s revolving credit facility, acted as an underwriter of a recent bond offering, provides depository services and issues letters of credit to the Company and may engage in similar commercial banking and/or investment banking transactions with the Company and its affiliates in the future.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Commercial Paper Dealer Agreement dated as of December 13, 2004, between Knight-Ridder, Inc., as Issuer and SunTrust Capital Markets, Inc., as Dealer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KNIGHT-RIDDER, INC.

	By:	/s/ Carlos Abaunza
Carlos Abaunza
Vice President and Controller
Date: December 17, 2004

EXHIBIT INDEX

Exhibit Number	Name
99.1	Commercial Paper Dealer Agreement dated as of December 13, 2004, between Knight-Ridder, Inc., as Issuer, and SunTrust Capital Markets, Inc., as Dealer.